Exhibit 5.1

February 13, 2023

Spire Missouri Inc.

700 Market Street

St. Louis, Missouri 63101

Re:	Offering of 4.800% Series First Mortgage Bonds due 2033

Ladies and Gentlemen:

We have acted as counsel to Spire Missouri Inc. (the “Company”) in connection with the offering and sale by the Company of $400,000,000 aggregate principal amount of its 4.800% Series First Mortgage Bonds due 2033 (the “Bonds”), issued under the Mortgage and Deed of Trust, dated as of February 1, 1945, as previously supplemented by certain supplemental indentures thereto, and as further supplemented by the Thirty-Eighth Supplemental Indenture, dated as of February 13, 2023, relating to the Bonds (as supplemented, the “Mortgage”), by and between the Company and Regions Bank, as successor trustee (the “Trustee”), and sold pursuant to the terms of the Underwriting Agreement, dated February 6, 2023 (the “Underwriting Agreement”), between the Company and the several underwriters listed on Exhibit A thereto (collectively, the “Underwriters”), for whom BMO Capital Markets Corp., TD Securities (USA) LLC, U.S. Bancorp Investments, Inc., and Wells Fargo Securities, LLC acted as representatives. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

We have examined originals or certified copies of (a) the registration statement on Form S-3 (Registration Number 333-264799-01) of the Company filed on May 9, 2022 with the Securities and Exchange Commission (the “Registration Statement”), (b) the Mortgage, (c) the form of the Bonds, (d) the Underwriting Agreement, (e) resolutions adopted by the Board of Directors of the Company and the pricing committee thereof authorizing the issuance and sale of the Bonds, (f) the Order Approving Finance Authority in Case No. GF-2022-0169, effective March 5, 2022, entered by the State of Missouri Public Service Commission, and (g) such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete. We have also relied upon a certificate of an officer of the Trustee as to the Trustee’s due authorization, execution and delivery of the Mortgage.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Bonds have been duly authorized and legally issued and, when duly authenticated by the Trustee in accordance with the terms of the Mortgage and delivered to and paid for by the Underwriters pursuant to the terms of the Underwriting Agreement, will constitute binding obligations of the Company.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A. We express no opinion as to the laws of any jurisdiction other than the laws of the State of Missouri.

B. The matters expressed in this opinion are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; and (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law).

1201 Walnut Street, Suite 2900, Kansas City, MO 64106

Spire Missouri Inc.

C. This opinion is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Company with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement, dated February 6, 2023, thereto relating to the offering of the Bonds, forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

Stinson LLP

/s/ Stinson LLP